                                                  ------------------------------
                                                         OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number: 3235-0145
                                                  Expires: August 31, 1999
                                                  Estimated average burden
                                                  hours per response . . .14.90
                                                  ------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                                DSET CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                           COMMON STOCK, no par value
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    262504103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ] Rule 13d-1(b)
            [ ] Rule 13d-1(c)
            [X] Rule 13d-1(d)

                       (Continued on the following page)

                              (Page 1 of 33 Pages)

------------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP NO. 262504103               SCHEDULE 13G                Page 2 of 33 Pages
--------------------------------------------------------------------------------

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    Summit Ventures IV, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware limited partnership
--------------------------------------------------------------------------------

                           5.   SOLE VOTING POWER
                                         0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6.   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,405,422 shares
          EACH             -----------------------------------------------------
       REPORTING           7.   SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                1,405,422 shares
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,405,422 shares
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.42%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON *

     PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 262504103             SCHEDULE 13G                  Page 3 OF 33 Pages
--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    SUMMIT PARTNERS IV, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware limited partnership
--------------------------------------------------------------------------------
                           5. SOLE VOTING POWER

                              0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6. SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              1,405,422  shares
         EACH              -----------------------------------------------------
       REPORTING           7. SOLE DISPOSITIVE POWER
        PERSON
         WITH:                0 shares
                           -----------------------------------------------------
                           8. SHARED DISPOSITIVE POWER

                              1,405,422 shares
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,405,422 shares
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    14.42%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON *

    PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 262504103                SCHEDULE 13G               Page 4 OF 33 Pages
--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    SUMMIT INVESTORS II, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware limited partnership
--------------------------------------------------------------------------------
                           5. SOLE VOTING POWER

                              0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6. SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              1,405,422 shares
          EACH             -----------------------------------------------------
       REPORTING           7. SOLE DISPOSITIVE POWER
         PERSON
         WITH:                0 shares
                           -----------------------------------------------------
                           8. SHARED DISPOSITIVE POWER

                              1,405,422 shares
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,405,422 shares
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    14.42%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON *

    PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ------------------------
  CUSIP No. 262504103           SCHEDULE 13G               Page 5 of 33 Pages
--------------------------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Stamps, Woodsum & Co. IV
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts general partnership
--------------------------------------------------------------------------------
                         5.       SOLE VOTING POWER

                                  0 shares
  NUMBER OF              -------------------------------------------------------
   SHARES                6.       SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                        1,405,422 shares
    EACH                 -------------------------------------------------------
 REPORTING               7.       SOLE DISPOSITIVE POWER
  PERSON
   WITH:                          0 shares
                         -------------------------------------------------------
                         8.       SHARED DISPOSITIVE POWER

                                  1,405,422 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,405,422 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        14.42%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ------------------------
  CUSIP No. 262504103           SCHEDULE 13G               Page 6 of 33 Pages
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        E. Roe Stamps, IV
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                         5.       SOLE VOTING POWER

                                  0 shares
  NUMBER OF              -------------------------------------------------------
   SHARES                6.       SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                        1,405,422 shares
    EACH                 -------------------------------------------------------
 REPORTING               7.       SOLE DISPOSITIVE POWER
  PERSON
   WITH:                          0 shares
                         -------------------------------------------------------
                         8.       SHARED DISPOSITIVE POWER

                                  1,405,422 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,405,422 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        14.42%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ------------------------
  CUSIP No. 262504103           SCHEDULE 13G               Page 7 of 33 Pages
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen G. Woodsum
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                         5.       SOLE VOTING POWER

                                  0 shares
  NUMBER OF              -------------------------------------------------------
   SHARES                6.       SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                        1,405,422 shares
    EACH                 -------------------------------------------------------
 REPORTING               7.       SOLE DISPOSITIVE POWER
   PERSON
    WITH:                         0 shares
                         -------------------------------------------------------
                         8.       SHARED DISPOSITIVE POWER

                                  1,405,422 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,405,422 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        14.42%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

                 IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ------------------------
  CUSIP No. 262504103           SCHEDULE 13G               Page 8 of 33 Pages
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gregory M. Avis
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                         5.       SOLE VOTING POWER

                                  0 shares
  NUMBER OF              -------------------------------------------------------
   SHARES                6.       SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                        1,405,422 shares
    EACH                 -------------------------------------------------------
 REPORTING               7.       SOLE DISPOSITIVE POWER
  PERSON
   WITH:                          0 shares
                         -------------------------------------------------------
                         8.       SHARED DISPOSITIVE POWER

                                  1,405,422 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,405,422 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        14.42%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                         ------------------
CUSIP No. 262504103               SCHEDULE 13G                Page 9 of 33 Pages
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITTIES ONLY)

       John A. Genest
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION


       United States
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER


                       0 shares
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          1,405,422 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH:           0 shares
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       1,405,422 shares
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       1,405,422 shares
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


       14.42%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*


       IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

---------------------                                        ------------------
CUSIP No. 262504 10 3             SCHEDULE 13G               Page 10 of 33 Pages
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITTIES ONLY)

       Martin J. Mannion
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION


       United States
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

                       0 shares
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          1,405,422 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH:           0 shares
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       1,405,422 shares
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       1,405,422 shares
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.42%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

-------------------                                          -------------------
CUSIP No. 262504103             SCHEDULE 13G                 Page 11 of 33 Pages
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITTIES ONLY)

       Bruce R. Evans
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

                       0 shares
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          1,405,422 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH:           0 shares
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       1,405,422 shares
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,405,422 shares
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.42%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

-------------------                                          -------------------
CUSIP No. 262504103             SCHEDULE 13G                 Page 12 of 33 Pages
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITTIES ONLY)

       Thomas S. Roberts
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

                       0 shares
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          1,405,422 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH:           0 shares
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       1,405,422 shares
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       1,405,422 shares
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.42%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

-------------------                                          -------------------
CUSIP No. 262504103             SCHEDULE 13G                 Page 13 of 33 Pages
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITTIES ONLY)

       Walter G. Kortschak
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

                       0 shares
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          1,405,422 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH:           0 shares
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       1,405,422 shares
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       1,405,422 shares
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.42%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

-------------------                                          -------------------
CUSIP No. 262504103             SCHEDULE 13G                 Page 14 of 33 Pages
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITTIES ONLY)

       Joseph F. Trustey
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

                       0 shares
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          1,348,666 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH:           0 shares
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       1,348,666 shares
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,348,666 shares
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.83%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

                                  Schedule 13G

Item 1(a).        Name of Issuer:  DSET Corporation.

Item 1(b). Address of Issuer's Principal Executive Offices: 1011 US Highway 22, Bridgewater, NJ 08807.

Item 2(a). Names of Persons Filing: Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. IV and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak and Joseph F. Trustey.

                  Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Evans, Roberts, and Kortschak, are individual general partners of Stamps, Woodsum & Co. IV and Summit Investors II, L.P. Mr. Trustey is an individual general partner of Stamps, Woodsum & Co. IV.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  The address of the principal business office of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. IV and Messrs. Stamps, Woodsum, Mannion, Genest, Evans, Roberts and Trustey is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures IV, L.P., Summit Partners IV, L.P. and Summit Investors II, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. IV is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Evans, Roberts, Kortschak and Trustey is a United States citizen.

Item 2(d).        Title of Class of Securities: Common Stock, no par value.

Item 2(e).        CUSIP Number:  262504103.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:



                              Page 15 of 33 Pages

                  Not Applicable.

Item 4.           Ownership.

                  (a)   Amount Beneficially Owned:

                        Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, and Summit Investors II, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 1,405,422 shares of Common Stock as of December 31, 1998, which includes the right to receive 92,666 shares of Common Stock upon the exercise of a certain warrant. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Evans, Roberts, and Kortschak may be deemed to own beneficially 1,405,422 shares of Common Stock as of December 31, 1998, which includes the right to receive 92,666 shares of Common Stock upon the exercise of a certain warrant. Mr. Trustey may be deemed to own beneficially 1,348,666 shares of Common Stock as of December 31, 1998, which includes the right to receive 88,746 shares of Common Stock upon the exercise of a certain warrant.

                        As of December 31, 1998, Summit Ventures IV, L.P. was the record holder of 1,259,920 shares of Common Stock and Summit Ventures IV, L.P. has the right to receive an additional 88,746 shares of Common Stock upon the exercise of a certain warrant. As of December 31, 1998, Summit Investors II, L.P. was the record holder of 52,836 shares of Common Stock and Summit Investors II, L.P. has the right to receive an additional 3,920 shares of Common Stock upon the exercise of a certain warrant. The shares held of record by Summit Ventures IV, L.P. and Summit Investors II, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 1,405,422 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. IV and Summit Investors II, L.P. each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Evans, Roberts, and Kortschak may be deemed to own beneficially 1,405,422 shares of Common Stock. Mr. Trustey may be deemed to own beneficially 1,348,666 shares of Common Stock.

                        Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of DSET Corporation except in the case of Summit Ventures IV, L.P., for the 1,259,920 shares which it holds of record and the 88,746 shares of Common Stock purchasable upon the exercise of a certain warrant


                              Page 16 of 33 Pages
                        and in the case of Summit Investors II, L.P., for the 52,836 shares which it holds of record and the 3,920 shares of Common Stock purchasable upon the exercise of a certain warrant.

      (b) Percent of Class:

                        Summit Ventures IV, L.P.: 14.42%
                        Summit Partners IV, L.P.: 14.42%
                        Stamps, Woodsum & Co. IV: 14.42%
                        Summit Investors II, L.P.: 14.42%
                        E. Roe Stamps, IV: 14.42%
                        Stephen G. Woodsum: 14.42%
                        Martin J. Mannion: 14.42%
                        John A. Genest: 14.42%
                        Gregory M. Avis: 14.42%
                        Bruce R. Evans: 14.42%
                        Walter G. Kortschak: 14.42%
                        Thomas S. Roberts: 14.42%
                        Joseph F. Trustey: 13.83%

                        The foregoing percentages are calculated based on the 9,749,555 shares of Common Stock reported to be outstanding in a Form 10-Q for the quarterly period ended September 30, 1998.

      (c) Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:

                               0 shares for each reporting person

                        (ii) shared power to vote or to direct the vote:

                                    Summit Ventures IV, L.P.: 1,405,422 shares
                                    Summit Partners IV, L.P.: 1,405,422 shares
                                    Stamps, Woodsum & Co. IV: 1,405,422 shares
                                    Summit Investors II, L.P.: 1,405,422 shares
                                    E. Roe Stamps, IV: 1,405,422 shares
                                    Stephen G. Woodsum: 1,405,422 shares
                                    Martin J. Mannion: 1,405,422 shares
                                    John A. Genest: 1,405,422 shares
                                    Gregory M. Avis: 1,405,422 shares
                                    Bruce R. Evans: 1,405,422 shares
                                    Walter G. Kortschak: 1,405,422 shares
                                    Thomas S. Roberts: 1,405,422 shares
                                    Joseph F. Trustey: 1,348,666 shares



                              Page 17 of 33 Pages

                  (iii) sole power to dispose or direct the disposition of:

                        0 shares for each reporting person

                  (iv) shared power to dispose or direct the disposition of:

                                    Summit Ventures IV, L.P.: 1,405,422 shares
                                    Summit Partners IV, L.P.: 1,405,422 shares
                                    Stamps, Woodsum & Co. IV: 1,405,422 shares
                                    Summit Investors II, L.P.: 1,405,422 shares
                                    E. Roe Stamps, IV: 1,405,422 shares
                                    Stephen G. Woodsum: 1,405,422 shares
                                    Martin J. Mannion: 1,405,422 shares
                                    John A. Genest: 1,405,422 shares
                                    Gregory M. Avis: 1,405,422 shares
                                    Bruce R. Evans: 1,405,422 shares
                                    Walter G. Kortschak: 1,405,422 shares
                                    Thomas S. Roberts: 1,405,422 shares
                                    Joseph F. Trustey: 1,348,666 shares

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.



                              Page 18 of 33 Pages

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 19 of 33 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 11, 1999

SUMMIT VENTURES IV, L.P.                                              *
                                                              ------------------
                                                              E. Roe Stamps, IV

By:   Summit Partners IV, L.P.

By:   Stamps, Woodsum & Co. IV                                        *
                                                              ------------------
                                                              Stephen G. Woodsum

      By:           *
            --------------------
              E. Roe Stamps, IV                                       *
              General Partner                                 ------------------
                                                              Gregory M. Avis

SUMMIT INVESTORS II, L.P.

                                                                      *
                                                              ------------------
                                                              Martin J. Mannion

By:

      General Partner
                                                              John A. Genest
SUMMIT PARTNERS IV, L.P.

                                                                      *
                                                              ------------------
                                                              Bruce R. Evans

By:   Stamps, Woodsum & Co. IV

                                                                      *
                                                             -------------------
                                                             Walter G. Kortschak

      By:         *
            -------------------
              E. Roe Stamps
              General Partner                                         *
                                                              -----------------
                                                              Thomas S. Roberts

STAMPS, WOODSUM & CO. IV

                                                                      *
                                                              ------------------
                                                              Joseph F. Trustey

By:         *
     ------------------
      E. Roe Stamps
      General Partner



                              Page 20 of 33 Pages

                                                           *By:
                                                                John A. Genest,
                                                                Attorney-in-Fact

* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 21 of 33 Pages